FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Second Quarter 2010 Results

(July 9, 2010)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the second quarter of 2010 of $1,650,000, a $390,000, or 31.0% increase, over the $1,260,000 earned during the second quarter of 2009.  Net income for the six months ended June 30, 2010, was $3,118,000, a $777,000, or 33.2% increase, over the $2,341,000 earned during the same period in 2009.  Earnings per share for the second quarter of 2010 were $0.58 compared to $0.45 for the same period in 2009.  Year-to-date earnings per share were $1.10 in 2010 compared to $0.83 in 2009.

The second quarter and year-to-date net income was significantly impacted by a higher provision for loan losses.  For the second quarter of 2010, the Corporation recorded $450,000 of provision expense compared to $226,000 for the same period in 2009, a $224,000 increase. For the first six months of 2010, provision expense amounted to $900,000, compared to $376,000 for the same period in 2009, a $524,000 increase.  The higher provision was a response to increased charged-off loans at the end of 2009, as well as an increase in the amount of classified loans.  As a result of the higher provision, the allowance as a percentage of total loans increased from 1.06% as of June 30, 2009, to 1.50% as of June 30, 2010.

The Corporation’s core earnings or net interest income (NII) of $10,968,000 for the first six months of 2010 represents an increase of $781,000, or 7.7%, over the same period last year. The improvement in NII was primarily generated by $878,000 of savings on deposit costs, an 18.7% reduction.  Rate decreases throughout the past year have enabled the Corporation to hold deposit rates significantly lower through the first half of 2010 compared to the first half of 2009.  Conversely, the lower rates decreased total interest income by $323,000, or 1.9%, primarily due to interest income on the Corporation’s securities, which declined $242,000, or 4.5%.  The majority of security reinvestment has been occurring at lower rates due to the historically low interest rate environment. The refinancing or conversion opportunities on the Corporation’s loans continue to decline, as most borrowers with the ability to refinance or convert to variable rate loans have already done so.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, decreased $126,000, or 8.0%, and $56,000, or 1.9%, for the three and six months ended June 30, 2010, compared to the same periods in 2009.  This decrease is primarily a result of a decrease in service fees of $82,000, or 12.4%, and $163,000, or 12.7%, for the three and six months ended June 30, 2010, compared to the same periods in 2009.  The decrease in this category was largely due to a decline in deposit account service charges specifically related to overdraft fees.  Additionally, trust and investment services income declined by $50,000, or 15.3%, for the second quarter of 2010, but increased by $20,000, or 3.7%, for the year-to-date period, compared to the same periods in 2009.

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ENB FINANCIAL CORP

The gain on the sale of securities increased by $207,000 and $298,000 for the first three and six months of 2010 compared to the same periods in 2009.  Due to favorable market conditions, the Corporation was able to generate significant gains on the sale of a number of securities throughout the first half of 2010.  Gains on the sale of mortgages decreased by $32,000 and $84,000 for the three and six months ended June 30, 2010, compared to the same periods in 2009 due to decreased refinance activity.

Total operating expenses decreased $40,000, or 0.8%, and $622,000, or 5.9%, for the respective three and six month periods ended June 30, 2010.  Salary and benefit expenses increased marginally for the second quarter of 2010 compared to the same quarter in 2009, but were reduced by $152,000 for the year-to-date period. FDIC insurance expenses decreased by $127,000 and $376,000 for the three and six months ended June 30, 2010, compared to the same periods in 2009.  The Corporation paid for the special FDIC one-time assessment in 2009 with no offsetting charge recorded in the same period of 2010.  Outside services costs were lower by $38,000 and $159,000 for the three and six months ended June 30, 2010, due to contractual costs for the business improvement consulting engagement recorded in the first four months of 2009, with no comparable expense in 2010.  Partially offsetting these decreases, occupancy expenses increased $54,000 and $111,000 for the respective three and six month periods, compared to the same periods in 2009, due to rate increases in utility services as well as additional building expenses related to the renovation of the Denver branch office that was completed in the first quarter of 2010.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2010 were 0.88% and 9.14% respectively, compared with 0.71% and 7.50% for the second quarter of 2009.  For the first six months of 2010, the Corporation’s annualized ROA was 0.85% compared to 0.67% in 2009, while the ROE was 8.84% compared to 6.96% for the same period in 2009.

As of June 30, 2010, the Corporation had total assets of $751.8 million, up 4.5%; total deposits of $592.5 million, up 6.3%; and total loans of $426.7 million, up 1.4%, from the balances as of June 30, 2009.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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